PRICING SUPPLEMENT NO. 8                             Rule 424(b) (2)
TRADE DATE:      October 13, 1995                    Registration No.  33-50961
(To Prospectus Supplement dated December 3, 1993
including the Prospectus dated November 30, 1993)


                               TAMBRANDS INC.

                             MEDIUM-TERM NOTES
                Due More Than Nine Months from Date of Issue

Floating Rate Note (  )                      6.27% Fixed Rate Note (X)

Principal Amount:        $10,000,000.00      Issue Price:     100%
Original Issue Date:     October 18, 1995    Specified Currency: U.S. Dollars
Interest Accrual Date:   October 18, 1995    Maturity Date:  October 18, 2000

Redemption Date(s):      None                New                  Notice of
Redemption Price(s):     N/A                 Maturity             Renewal
Authorized Denominations (if other than      Date(s):             Date(s):
denominations of $100,000 and integral
multiples of $1,000 in excess thereof
in U.S. Dollars):        N/A

Repayment Date(s):       None                Interest Payment Period:
Repayment Price(s):      N/A                   Semi-Annual

Original Issue Discount                      Interest Payment Dates:
Note:            ( ) Yes (X) No                January 1 and July 1
Total Amount of OID:              N/A
Yield to Maturity:                N/A        Global Security: (X) Yes   ( ) No
Initial Accrual Period OID:       N/A        Exchange Rate Agent:       N/A
Method Used to Determine                     Historical Exchange Rate:  N/A
Yield to Maturity and Initial
Accrual Period OID:               N/A

(Only applicable to Floating Rate Notes):    Spread (plus or minus):    N/A
  Initial Interest Rate:          N/A        Spread Multiplier:         N/A
  Index Maturity:                 N/A        Maximum Interest Rate:     N/A
  Base Rate(s):                   N/A        Minimum Interest Rate:     N/A
    If LIBOR, Designated LIBOR Page:         Calculation Rate Agent:    N/A
       (  ) LIBOR Reuters
       (  ) LIBOR Telerate                   Name of Agent: Morgan Stanley &
							    Co. Incorporated


Index Currency:  U.S. Dollars                Agent's Discount or
Interest Reset Period:            N/A         Commission:  $50,000.00
Interest Reset Dates:             N/A        Net Proceeds to Co.: $9,950,000.00

( ) Agent is acting as Agent for the sale of Notes by the Company at a price to the public of (x) 100% of Principal Amount or ( ) ______% of Principal Amount.

(x) Agent is purchasing Notes from the Company as Principal for resale to investors and other purchasers at: (x) a fixed initial public offering price of 100% of the principal amount; ( ) a fixed initial public offering price of ___% of the principal amount; or ( ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.

Additional Terms:      N/A